EXHIBIT 28 (h)(11)(A)

FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This First Amendment (the “Amendment”) to the Expense Limitation Agreement between Advantus Capital Management, Inc. (the “Investment Adviser”) and Securian Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of the Trust’s SFT Advantus Managed Volatility Equity Fund (the “Fund”), is dated as of April 28, 2016 (the “Effective Date”).

WHEREAS, the Investment Adviser and the Trust are parties to the Expense Limitation Agreement dated effective November 18, 2015 (the “Agreement”), whereby the Investment Advisor and the Trust agreed to an expense limitation for the initial term of the Agreement and any subsequent renewal term; and

WHEREAS, the Investment Adviser and the Trust now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties amend the Agreement as follows:

1.	Section 3 of the Agreement is replaced entirely with the following paragraph:

3.	“Term and Termination of Agreement.

This Agreement shall continue in effect from the date of its execution, November 18, 2015 through April 30, 2017, unless earlier terminated as provided below. Thereafter, this Agreement shall automatically renew for one-year terms, provided such continuance is specifically approved by a majority of the trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). The Investment Adviser may terminate this Agreement as of the end of any one-year term by providing the Trust with written notice of such termination at least 30 days prior to the end of such one-year term. This Agreement will also terminate upon the termination of the Advisory Agreement.”

2.	General. Except as amended herein, all terms and provisions in the Agreement shall remain in full force and effect. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. To the extent the provisions of this Amendment are inconsistent with the Agreement, this Amendment shall govern.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to become effective as of the Effective Date.

SECURIAN FUNDS TRUST

By:	/s/ David M. Kuplic
Name: David M. Kuplic
Title: President

ADVANTUS CAPITAL MANAGEMENT, INC.

By:	/s/ Christopher R. Sebald
Name: Christopher R. Sebald
Title: President